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                    PROSPECTUS/INFORMATION STATEMENT SUPPLEMENT
                                       TO
              PROSPECTUS/INFORMATION STATEMENT DATED FEBRUARY 14, 1997

                      _______________________________________

                     PROSPECTUS OF JACOR COMMUNICATIONS, INC.
                INFORMATION STATEMENT OF REGENT COMMUNICATIONS, INC.

                      _______________________________________

     This Prospectus/Information Statement Supplement is being issued for the purpose of correcting a mathematical error in the sample calculation of the Stock Consideration issuable to the Regent Stockholders and SFE, as the sole stockholder of SRLV, as set forth in the Prospectus/Information Statement dated February 14, 1997 and first mailed to Regent Stockholders on February 17, 1997. All capitalized terms used herein and not otherwise defined shall have the meanings attributed to such terms in the Prospectus/Information Statement.

     Accordingly, (a) the third, fourth and fifth sentences of the fifth paragraph of the cover page of the Prospectus/Information Statement, (b) the third, fourth and fifth sentences of the last paragraph on page 7 of the Prospectus/Information Statement, (c) the fourth, fifth and sixth sentences of the first full paragraph on page 23 of the Prospectus/Information Statement, and (d) the third, fourth and fifth sentences of the fourth paragraph of the accompanying letter to Regent Stockholders and holders of rights to acquire Regent Stock, are hereby deleted and the following is inserted in place thereof:

     "Assuming an Average Value of Jacor Common Stock of $27.90 as of the Determination Date and without giving effect to any other possible adjustments required by the Merger Agreement, the holders of Regent Stock would receive an aggregate of 3,115,843 shares of Jacor Common Stock, cash of approximately $16.96 million and the Warrant Consideration. For each share of Regent Stock outstanding as of the Closing Date (assuming all exercisable options to purchase Regent Stock are exercised), a holder would receive .75688 share of Jacor Common Stock, $4.11860 in cash and one Merger Warrant. The sole stockholder of SRLV would receive 434,157 shares of Jacor Common Stock and 480,000 Merger Warrants. In addition, assuming an Average Value of Jacor Common Stock of $27.90, Regent expects that the restrictions on paying dividends contained in the KWNR Letter Agreement would substantially limit or preclude the payment of dividends on the Regent Preferred Stock. See "PROSPECTUS/INFORMATION STATEMENT SUMMARY--Market Prices and Dividends.""

     In addition, the number "523,458" in each of (a) the second sentence of the first full paragraph on page 25 of the Prospectus/Information Statement and (b) the next to last sentence of the fifth full paragraph on page 92 of the Prospectus/Information Statement, is hereby deleted and the number "434,157" is inserted in place thereof.

                      _______________________________________


     THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT SUPPLEMENT IS FEBRUARY 20, 1997.